EXHIBIT 99.2

[LETTERHEAD OF In-Stat/MDR]

September 18, 2003

Pervasive Software, Inc.

12365 Riata Trace Parkway – Bldg. B

Austin, TX 78727

To Whom it May Concern:

Pervasive Software, Inc. (“Pervasive”) has the permission of In-Stat/MDR to reproduce, in its entirety, without alteration, in accordance with the terms of this letter, the text set forth on Schedule A hereto (the “Text”) in its upcoming Form S-4 and any other 2003 filings with the Securities and Exchange Commission. The information and market estimates attributed to In-Stat/MDR in this paragraph are proprietary to In-Stat/MDR and reprinted by permission. The information and market estimates attributed to In-Stat/MDR in the Text are believed to be reliable but are not guaranteed as to their accuracy or completeness. Except to the limited extent set forth in the immediately preceding sentence, In-Stat/MDR makes no representations or warranties regarding the Text and, in any event, assumes no liability with respect thereto.

Pervasive shall ensure that this consent letter is filed accompanying the S-4 filings with the SEC.

Sincerely

/s/ MARK KIRSTEIN

Mark Kirstein

VP & General Manager, In-Stat/MDR

[LETTERHEAD OF IN-STAT MDR]

Schedule A

“In-Stat/MDR estimates mid-sized businesses (representing 90 thousand businesses in the U.S. with 100-999 employees) will spend approximately $14.7 billion on computer software applications in 2004, an increase of 6% over In-Stat/MDR’s estimates for 2003. Further, In-Stat/MDR expects this spending to continue to grow to nearly $16.2 billion in 2006. Likewise, computer software applications spending by small businesses (representing 2.4 million businesses in the U.S. with 5-99 employees) is expected to grow 6% in 2004 over estimates for 2003, reaching more than $35 billion. SMEs are clearly under continuing pressure to stretch their limited IT resources and improve productivity across their firms. However, In-Stat/MDR believes that as economic conditions slowly improve, growth in the number of SMEs and software application spending by those SMEs is expected to outpace growth in the large enterprise.”